Exhibit 99.1
FALCONSTOR ANNOUNCES IT EXPECTS TRADING OF ITS COMMON STOCK WILL BE MOVED FROM NASDAQ TO OTC MARKET GROUP’S OTCQX MARKETPLACE
MELVILLE, N.Y., May 10, 2017 - FalconStor Software, Inc. (NASDAQ: FALC) (“FalconStor” or the “Company”) announced today it does not plan to appeal the delisting of its common stock from The Nasdaq Stock Market (“Nasdaq”) due to the Company’s non-compliance with the minimum stockholders’ equity and closing bid requirements for continued listing on the Nasdaq Capital Market. The Company expects that its common stock will trade on OTC Market Group’s OTC Pink marketplace and is currently in the process of applying to be quoted on OTC Market Group’s OTCQX marketplace.
As previously disclosed, the Company was given until May 22, 2017 to regain compliance with the minimum bid price requirements and until June 6, 2017 to regain compliance with the market value requirement. However, currently neither requirement is met. Accordingly, to ensure a smooth transition in the trading of its Common Stock and avoid a time consuming and expensive appeal process, the Company has decided it will not appeal a potential delisting to a Nasdaq Hearing Panel or seek an extension of the period to regain compliance.
About FalconStor
FalconStor Software, Inc. (NASDAQ: FALC) is a leading software-defined storage company offering a converged data services software platform that is hardware agnostic. Our open, integrated flagship solution, FreeStor®, reduces vendor lock-in and gives enterprises the freedom to choose the applications and hardware components that make the best sense for their business. We empower organizations to modernize their data center with the right performance, in the right location, all while protecting existing investments.  FalconStor’s mission is to maximize data availability and system uptime to ensure nonstop business productivity while simplifying data management to reduce operational costs. Our award-winning solutions are available and supported worldwide by OEMs as well as leading service providers, system integrators, resellers and FalconStor. The Company is headquartered in Melville, N.Y. with offices throughout Europe and the Asia Pacific region. For more information, visit falconstor.com or call 1-866-NOW-FALC (866-669-3252).
Forward-looking statements
Except for statements of historical fact, the matters discussed herein are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Forward-looking statements involve risks and uncertainties which may cause actual outcomes to differ materially from those stated here. Factors that could cause actual outcomes to differ materially from those in the forward-looking statements include, but are not limited to, the uncertainty that delisting might take longer than expected. Forward-looking statements reflect management’s analysis as of the date hereof. The Company does not undertake to revise these statements to reflect subsequent developments.